Exhibit 10.19

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

FARMERS & MERCHANTS BANCORP

EXECUTIVE RETIREMENT PLAN – EQUITY COMPONENT

1.
Purpose of the Plan.  The purpose of this Plan is to serve as part of a program to attract, retain and reward a select group of the Bank’s executive officers and directors by providing retirement benefits in excess of the limitations on contributions or benefits imposed by the IRC.

2.	Definitions. As used in this Plan, the following terms shall have the meanings indicated below:

"Bank" shall mean Farmers & Merchants Bank of Central California and any of its subsidiaries.

"Board of Directors" shall mean the Board of Directors of the Bank and Holding Company.

"Plan Award" shall mean, in respect of any Participant, a dollar amount as determined by the Committee for purposes of such Participant's participation in the Plan.

"Termination for Cause" shall mean the Bank terminating the Participant’s employment for conviction of a felony resulting in a material economic adverse effect on the Bank.

“Change of Control” shall mean a change of control of the Holding Company. Such a Change of Control  will be deemed to have occurred immediately before any of the following occur: (i)  individuals, who were members of the Board of Directors of the Holding Company immediately prior to a meeting of the shareholders of the Holding Company which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of the Holding Company following such election or meeting, (ii) an acquisition, directly or indirectly, of more than 35% of the outstanding shares of any class of voting securities of the Holding Company by any Person, (iii) a merger (in which the Holding Company is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Holding Company, or (iv) there is a change, during any period of one year, of a majority of the Board of Directors of the Holding Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of such period.  If any of the events or circumstances described in (i)-(iv), above, shall occur to or be applicable to the Bank, then such Change of Control shall be deemed for all purposes of this agreement to also be a “Change of Control” of the Holding Company.  For purposes of this agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Holding Company, the Bank, any other wholly owned subsidiary of the Holding Company or any employee benefit plan(s) sponsored by the Holding Company, Bank or other subsidiary of the Holding Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred unless the change also constitutes the occurrence of a "change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Participant.

"Committee" shall mean the Personnel Committee of the Board of Directors or such other committee that the Board of Directors may designate from time to time.

“Disability” shall mean when a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is by reason of  any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Bank.  Disability shall be determined by a physician acceptable to both the Committee and the Participant, and shall be interpreted to comply with the definition of “disability” under Section 409A and the regulations thereunder.

“Full Year of Service” shall mean any year in which an individual completes at least 1,400 hours of employment with the Bank or the Holding Company.

"Holding Company" shall mean Farmers & Merchants Bancorp.

“Normal Retirement Age” shall mean the Participant’s sixty-fifth (65th) birthday.

"Participant" shall mean (i) the President, (ii) any of the Executive Vice Presidents, (iii) any of the Senior Vice Presidents, and (iv) any of the Directors of the Bank who is selected for participation in the Plan based on the recommendation of the Committee and the approval of the Board of Directors.

"Plan" shall mean the Farmers & Merchants Bank of Central California and Farmers & Merchants Bancorp Executive Retirement Plan as set forth in this document, as successor of any prior plans of the same name, and as the same may be amended or supplemented from time to time.

“Stock” shall mean shares of the Holding Company’s common stock, par value $0.01, subject to such conditions on vesting and transfer and other restrictions as established in or pursuant to this Plan.

“Retirement Account” shall mean the account maintained on the books of the Bank as described in Section 5.

“Retirement Date” shall mean the day on or after the Participant’s Normal Retirement Age when the Participant’s Employment is Terminated.

“Termination of Employment” or “Employment is Terminated” shall mean the Participant has a separation from service with the Bank for any reason, voluntary or involuntary, other than death, as defined under Treasury Regulation Section 1.409A-l(h).  Subject to the foregoing, whether a separation from service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Participant provided services to the Bank if the Participant has been providing services for less than 36 months). A Participant will not be deemed to have experienced a separation from service if such Participant is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the separation from service will be deemed to occur on the first date immediately following such six-month period.

3.	Retirement Compensation. Participants in the Plan will be eligible to earn Retirement Compensation in the form of a Plan Award.

a)	The Committee may, in its sole discretion, grant one or more Plan Awards to any Participant.

b)
As more fully described Section 5 hereof, Plan Awards will be credited to each Participant’s Retirement Account, and equivalent amounts transferred to a rabbi trust established under Section 19 for investment in a mix of shares of Stock and liquid assets.  The Retirement Accounts shall be credited with income or debited with loss based on the hypothetical investment of such accounts in accordance with the investments in the rabbi trust.

c)
All rights associated with the Stock held in the rabbi trust shall be exercised by the trustee or the person designated by the trustee, and shall in no event be exercisable by or rest with the Participants, except that voting rights with respect to Stock will be exercised by the Company.  The Company shall have the right, at any time and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the rabbi trust.  This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a nonfiduciary capacity. A Participant shall have no voting or dividend or other rights of a shareholder with respect to shares of Stock until a distribution of shares of Stock is made under Section 10 hereof.

d)
Shares of Stock owned by the rabbi trust shall be held in a brokerage account established by the trustee of the rabbi trust established under Section 19 hereof.  Upon a distribution of shares of Stock to a Participant under Section 10 hereof, shares of Stock shall be transferred into a brokerage account established in the Participant’s name.

e)
The trustee of the rabbi trust shall at all times be deemed to an “agent independent of the issuer” for purposes of SEC Rule 10b-18.   As such, neither the Bank, the Holding Company nor any of their respective affiliates will exercise any direct or indirect control or influence over the prices or amounts of the Stock to be purchased, the timing of, or the manner in which, the Stock is to be purchased, or the selection of a broker or dealer through which purchases may be executed.  For purposes of the foregoing, the revision not more than once in any three months period of the mix of liquid assets and Stock to be held by the Plan shall not constitute such control or influence.

f)
Notwithstanding the provisions of Section 3 (c), a Participant’s Retirement Account shall be credited with the amount of any dividends paid with respect to all shares of Stock credited to the Retirement Account with respect to a Plan Award, and with appreciation and depreciation in the value of such shares, even though the Plan Award is not fully vested, provided that all amounts credited to the Retirement Account shall remain subject to vesting and forfeiture in accordance with Section 4 and Section 9 hereof.

g)
Unless the Committee otherwise expressly provides, subject to the guidelines of Section 4 and Section 9 hereof, shares of Stock that have not vested at the time of Termination of Employment shall not vest.

4.
Vesting.  A Participant's entitlement to his or her Retirement Account balance shall vest based on the Participant's Full Years of Service with the Bank, measured beginning with the later of: (i) the quarter after which he or she is awarded a Plan Award; or (ii) the quarter after which he or she executes the attached Payment Election, as set forth in the vesting schedule below.  The receipt of an additional Plan Award shall result in a new vesting schedule for such additional Plan Award. In the event of (i) a Change of Control, or (ii) the termination of the Participant's employment at the Bank due to his or her death or Disability, his or her Retirement Account balance shall become 100% vested.

Post-Award Full Years of Service	Percentage of Award Vested

Less than 1 year	0%
1 year to less than 2 years	50%
2 years or more	100%

5.
Retirement Account.  The Bank shall establish a Retirement Account on its books for the Participant.  Plan Awards will be credited to this account and transferred to the rabbi trust established under Section 19 (b) upon the earlier of a Change of Control or the end of each calendar month. The Company shall, in its discretion, direct the trustee to invest trust assets in a mix of Stock and liquid assets.  The Company intends to maintain a sufficient level of liquid assets in the rabbi trust for required payroll tax withholding upon payment of Retirement Account balances under Section 10.

Liquid assets in the rabbi trust shall be invested in a money market or short-term bond fund (or other equivalent interest bearing instruments approved by the Committee).

A Participant shall be entitled to the amount set forth in the Retirement Account applicable to him or her, subject to the terms and conditions of this Plan, including the vesting rules set forth in Section 4, the forfeiture rules set forth in Section 9 and the payment rules set forth in Section 10.

6.
Earnings on Retirement Account Balances. Earnings, including dividends paid by the Holding Company on the shares of Stock owned by the rabbi trust, and losses will be credited or debited to each Participant’s Retirement Account balance based on the hypothetical investment of such accounts in accordance with the investments in the rabbi trust.

7.
Notice of Plan Award and Statement of Accounts. As soon as practicable following a determination by the Committee to grant a Plan Award to a Participant, the Committee shall give written notice to the Participant of the dollar amount of the Plan Award.  Such notice shall enclose a copy of the Plan.  The Bank shall also provide to the Participant, within sixty (60) days after each calendar year-end, a statement setting forth the Participant’s account balance.

8.
Accounting Device Only.  The Retirement Account is solely a device for measuring amounts to be paid under this Plan.  It is not a trust fund of any kind.  The Participant is a general unsecured creditor of the Bank for the payment of benefits.  The benefits represent the mere Bank promise to pay such benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

9.
Forfeiture.  Except in the event of (i) Change of Control, (ii) death or (iii) Disability, on termination of a Participant’s status as a Participant (whether upon the Participant’s Retirement Date or Termination of Employment without Cause), that portion of the Retirement Account that is not vested upon the occurrence of such event shall be forfeited by the Participant. Notwithstanding anything to the contrary, in the event of the Participant's Termination for Cause, all entitlement and other rights of Participant to any Retirement Account balance, whether or not vested, shall be cancelled, terminated and forfeited in their entirety.  Amounts forfeited by any individual Participant will, in the sole discretion of the Committee, either (i) remain in the Plan and be used to offset future Plan credits required under Section 6 for the remaining Participants, or (ii) withdrawn from the Plan (and the rabbi trust); provided that any shares of Stock not distributed to Participants shall revert to the Holding Company upon termination of the trust.

10.
Payment.   Except in the event of a Change of Control, payment of Retirement Account balances which are deemed invested in shares of Stock owned by the rabbi trust shall be made through the distribution of shares to the Participant, to the extent permitted under applicable law and subject to such restrictive legends as may be required under securities laws (subject to payroll tax withholding, which may be satisfied with cash proceeds from the sale of shares in the rabbi trust).  In the event of a Change of Control, payment of all balances shall be made in cash.

a)
Retirement. Upon the Participant attaining his or her Retirement Date (i.e., Termination of Employment at or after Normal Retirement Age), the Bank shall pay the vested portion of Participant's Retirement Account in accordance with the Participant’s Election on the attached Payment Election.

b)
Disability.  If Participant’s Termination of Employment is due to Disability, the Bank shall pay the vested portion of the Participant's Retirement Account in accordance with the Participant’s Election on the attached Payment Election for a Retirement under subsection a) above (if Termination of Employment is at or after Normal Retirement Age) or as elected on the attached Payment Election for a Termination without Cause under subsection e) below (if Termination of Employment is before Normal Retirement Age).

c)
Death.  Notwithstanding any distribution election, in the event of the Participant's death (i) while employed by the Bank or the Holding Company, the full amount of Participant's vested Retirement Account shall be paid to the Participant's heirs, devisees or designated beneficiaries in one lump sum payment within sixty (60) days following the Participant’s death, or (ii) while receiving payments of his Retirement Account as a result of his prior Termination of Employment, the remaining portion of Participant’s vested Retirement Account which had not been previously paid out shall be paid to the Participant's heirs, devisees or designated beneficiaries in one lump sum payment within sixty (60) days following the Participant’s death.

d)
Change of Control.  In the event of a Change of Control, the Bank shall pay the full amount of the Participant's Retirement Account (or the remaining portion of the Participant’s Retirement Account if payments had already commenced as a result of a prior Termination of Employment) in a lump sum immediately prior to the Change of Control.

e)
Termination without Cause.  In the event of the Participant’s Termination of Employment with the Bank other than for Cause before Normal Retirement Age, the Bank shall pay the vested portion of Participant's Retirement Account in accordance with the Participant’s Election on the attached Payment Election.

11.
Beneficiary Designation.  The Participant shall have the right, at any time to submit a Beneficiary Designation Form designating primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of death prior to complete distribution of the benefits due and payable under the Plan. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Bank.  The Participant's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Participant dies without a valid beneficiary designation, all payments shall be made to the Participant's estate.

12.
Assignment of Rights.    Neither the Participant nor any designated beneficiary shall have any right to sell, assign, transfer, or otherwise convey the right to receive any payments hereunder without the prior written consent of the Bank.

13.
Domestic Relations Orders.  Notwithstanding any other provision of this Plan regarding the time or form of payment to the contrary, the Committee may in its sole discretion pay, or direct payment of all or any portion of the Participant’s Retirement Account directly to an alternate payee in order to comply with a domestic relations order (“DRO”) as defined in Code Section 414(p)(1)(B).  The Committee may, but is not required to, establish regular procedures for reviewing and commenting on draft DROs before issuance by the family court and for advising the Participant and alternate payee regarding the changes which are required in a DRO issued by the court to make it acceptable to the Plan.  To facilitate any payment to be made in compliance with a DRO, the Committee shall have the right, but shall not be required, to establish a separate account for the alternate payee and may, but shall not be required, to allow the alternate payee to self-direct the deemed investment thereof subject to such conditions as it deems appropriate.  The Committee may in its sole discretion decide to make all payments required in a DRO in cash, without regard to whether the Participant’s Retirement Account has deemed investments in Shares.  Any payment made under this Section to an alternate payee shall reduce the Retirement Account of the Participant by the amount thereof, and shall fully discharge the Bank’s obligation under this Plan or otherwise with respect to such amount.  No payment made by the Bank to an alternate payee with respect to a Participant shall constitute a waiver of the Bank’s right to refuse to accept another DRO concerning any remaining account of the Participant, nor shall the fact of such payment affect in any way the applicability of this Section to any other Participant.   Any payments made under a DRO to an alternate payee shall be net of any applicable withholding.  This Section (and any DRO) shall be interpreted and applied in a manner that complies with the applicable provisions of Section 409A of the Code and the applicable regulations and other guidance promulgated thereunder.

14.
Unfunded and Unsecured Obligation. Neither the Holding Company nor the Bank is required to earmark or otherwise set aside any funds or other assets or in any way secure payment of its obligations under the Plan.  Any asset which may be set aside by the Holding Company or the Bank for accounting purposes or in a rabbi trust is not to be treated as held in trust for any Participant or for his or her account.  Each Participant shall have only the rights of a general, unsecured creditor of the Holding Company and/or the Bank with respect to any of his or her rights under the Plan.

15.
Claims Procedure.  Any claim pertaining to a Participant's benefits under the Plan shall be filed with the Chairman of the Committee for the consideration of the Committee.  Written notice of the disposition of a claim shall be furnished the Participant within 30 days after the application therefore is filed.  In the event the claim is denied, the specific reasons for such denial shall be set forth, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the Participant can perfect his or her claim will be provided.

16.
No Contract of Employment.  Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Participant the right to continue to be employed by the Bank, in any capacity, nor in any way vary the Bank’s policy of at-will employment. It is expressly understood by the parties hereto that this Plan relates exclusively to the compensation as set forth in this agreement.

17.
Construction of Agreement.  Any payments under this Plan shall be independent of, and in addition to, those under any other retirement plan, program, or agreement which may be in effect between the parties hereto, or any other compensation payable to the Participant or the Participant’s designated beneficiary by the Bank.  All legal issues pertaining to the Plan shall be determined in accordance with the laws of the State of California except as preempted by Federal law.

18.
Amendment and Termination.  The Bank shall have the right at any time to modify, alter or amend this Plan, in whole or in part, provided that the amendment shall not reduce any Participant's interest in the Plan, calculated as of the date on which the amendment is adopted. Upon Plan termination, the Bank may accelerate the distribution of Retirement Account balances only in accordance with the requirements of Section 409A and the regulations issued thereunder.  Bank reserves the right to change this Plan, including reducing any Participant’s interest in this Plan in order to make such Plan compliant with Section 409A.

19.	The Committee.

a)
The Committee shall, for the purpose of administering the Plan, choose a secretary and an assistant secretary (either of whom is hereafter referred to as "Secretary") who shall keep minutes of the Committee's proceedings and all records and documents pertaining to the Committee’s administration of the Plan. The Secretary may execute any certificates or other written direction on behalf of the Committee. A majority of the members of the Committee shall constitute a quorum.

b)
The Committee on behalf of the Participants shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish those purposes including, but not by way of limitation, the following:

-	to construe, interpret, and administer the Plan;

-	to make determinations under the Plan;

-
to establish a rabbi trust for the Plan and to deposit amounts calculated under Sections 5 and 6 into such trust established by the Committee (provided, however, that notwithstanding anything in the Plan or other agreement to the contrary, in no event shall a contribution be made to a trust for the purpose of restricting assets to the provision of benefits under the Plan in connection with a change in the financial health of the Bank or any affiliated entity in a manner that would result in the inclusion of amounts in the gross income of the Participants pursuant to Section 409A(b) of the Code;

-	to maintain the necessary records for the administration of the Plan; and

-	to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof.

Decisions and determinations by the Committee shall be final and binding upon all parties and shall be given the maximum deference allowed by law.

c)
The members of the Committee shall serve without bond and without compensation (except for director fees) for their services hereunder. All expenses of the Committee shall be paid by the Bank. The Bank shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Committee shall be liable for the act or omission of any other member of the Committee, nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence. The Bank shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence.

20.
Gross-Up Payment.  Upon a Change of Control, a Participant shall be entitled to a “Gross-Up Payment” under the terms and conditions set forth herein, and such payment shall include the Excise Tax reimbursement due pursuant to subsection a) and any federal and state tax reimbursements due pursuant to subsection b).

a)
In the event that any payment or benefit (as those terms are defined within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) paid, payable, distributed or distributable to a Participant (hereinafter referred to as “Payments”) pursuant to the terms of this Plan or otherwise in connection with or arising out a Change of Control would be subject to the Excise Tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such Excise Tax, then the Participant will be entitled to receive an additional payment (“Gross-Up Payment”) in an amount equal to the total Excise Tax, interest and penalties imposed on the Participant as a result of the Payment and the Excise Taxes on any federal and state tax reimbursements as set forth in subsection b).

b)
If the Bank is obligated to pay the Participant pursuant to subsection a), the Bank also shall pay the Participant an amount equal to the “total presumed federal and state taxes” that could be imposed on the Participant with respect to the Excise Tax reimbursements due to the Participant pursuant to subsection a) and the federal and state tax reimbursements due to the Participant pursuant to this subsection.  For purposes of the preceding sentence, the “total presumed federal and state taxes” that could be imposed on the Participant shall be conclusively calculated using a combined tax rate equal to the sum of the (a) the highest individual income tax rate in effect under (i) Federal tax law and (ii) the tax laws of the state in which the Participant resides on the date that the payment is computed and (b) the hospital insurance portion of FICA.

c)
No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes.

d)
It is further intended that in the event that any payments would be subject to other “penalty” taxes (in addition to the Excise Tax in subsection a)) imposed by Congress or the Internal Revenue Service that these taxes would also be included in the calculation of the Gross-Up Payment, including any federal and state tax reimbursements pursuant to subsection b).

e)
An initial determination as to whether a Gross-Up Payment is required pursuant to the Plan and the amount of such Gross-Up Payment shall be made at the Bank’s expense by an accounting firm appointed by the Bank prior to any Change of Control.  The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to the Bank and the Participant prior to submission of the proposed change of control to the Holding Company’s shareholders, Board of Directors or appropriate regulators for approval.  If the accounting firm determines that no Excise Tax is payable by the Participant with respect to a Payment or Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Payment or Payments.  Within ten (10) days of the delivery of the determination to the Participant, the Participant shall have the right to dispute the determination.  The existence of the dispute shall not in any way affect the Participant’s right to receive the Gross-Up Payment in accordance with the determination.  Upon the final resolution of a dispute, the Bank or its successor shall promptly pay to the Participant any additional amount required by such resolution.  If there is no dispute, the determination shall be binding, final and conclusive upon the Bank and the Participant, except to the extent that any taxing authority subsequently makes a determination that the Excise Tax or additional Excise Tax is due and owing on the payments made to the Participant.  If any taxing authority determines that the Excise Tax or additional Excise Tax is due and owing, the entity acquiring control of the Bank shall pay the Excise Tax and any penalties assessed by such taxing authority.

f)
Notwithstanding anything contained in this Section to the contrary, in the event that according to the determination, an Excise Tax will be imposed on any Payment or Payments, the Bank or its successor shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Bank has actually withheld from the Payment or Payments.

Payment of these amounts will be made in a lump sum immediately prior to the Change of Control.   In the event that it is determined under subsection e) that additional Excise Tax is due and owing, any reimbursement of taxes required to be made by the entity acquiring control of the Bank or Holding Company shall be made no later than the end of the calendar year next following the calendar year in which the Participant remits the related taxes.

21.	Section 409A. This Plan is intended to be consistent with the provisions of Section 409A of the Code and its provisions shall be interpreted consistent with such intent.

(a)
Distribution Elections.  If otherwise payable under the Plan, a Participant’s Retirement Account balance shall be distributed as elected by Participant on the attached Payment Election for a Retirement under subsection a) of Section 10 (if Termination of Employment is at or after Normal Retirement Age) or as elected on the attached Payment Election for a Termination without Cause under subsection e) of Section 10 (if Termination of Employment is before Normal Retirement Age), provided that such election has been made prior to the calendar year in which the Participant performs the services for which the contributions to the Participant’s Retirement Account are made (or otherwise in accordance with the requirements of Section 409A), and in accordance with such procedures as shall be established by the Bank.  If no such election has been made for either of such payment events, the Participant shall be deemed to have elected to receive payment upon such payment event in a lump sum on the later of (A) the 15th day of the month following the six-month anniversary of the date of Termination of Employment or (B) January 15th of the year following the date of Termination of Employment.  The Bank has the discretion to establish sub-accounts for one or more Participants and to maintain separate payment elections in respect of each such sub-account provided that such elections comply with the payment election requirements of Section 409A.  The Bank also has the discretion to permit changes in payment elections provided such changes are made in accordance with the requirements of Section 409A and such procedures as shall be established by the Bank.

(b)
Distributions To A Specified Employee.  Notwithstanding any provision to the contrary in the Plan, a distribution to which a Participant would otherwise be entitled upon a Termination of Employment will be delayed until one day following the expiration of the six (6)-month period from the date of the Participant’s Termination of Employment if the Bank in good faith determines that the Participant is a “specified employee,” as defined in Section 409A and regulations issued thereunder, at the time of such Termination of Employment, and that the delayed commencement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  In the event that a delay of any payment is required under this provision, such payment shall be accumulated and paid in a single lump sum on the delayed payment date, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein.

22.	Headings. Headings and subheadings in this Plan are inserted for convenience or reference only and are not to be considered in the construction of the provisions hereof.

23.
Intent. To the extent that this Plan may be construed to be a plan maintained to provide deferred compensation, it is intended to be limited to a “select group of management or highly compensated employees” within the meaning of Section 201(2) of ERISA. The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of ERISA, to the fullest extent permitted under the law. The Plan shall at all times be “unfunded” within the meaning of ERISA.

24.	Gender and Number. Where the context permits, words in any gender shall, include any other gender; words in the singular shall include the plural, and the plural shall include the singular.

IN WITNESS WHEREOF, the Bank has caused this Plan to be duly executed this 13th day of December 2011.

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA
FARMERS & MERCHANTS BANCORP

/s/ Stewart C. Adams, Jr.

Stewart C. Adams, Jr.
Chairman of the Personnel Committee of the Board